EX-99.(d)(2)

SUB-ADVISORY AGREEMENT

BETWEEN

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

and

[SUB-ADVISER]

GOLDMAN SACHS TRUST II

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made as of [ ] (the “Effective Date”) by and between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“Investment Manager”) and [SUB-ADVISER] (“Sub-Adviser”).

WHEREAS, Goldman Sachs Trust II, a Delaware statutory trust (“Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, pursuant to a Management Agreement (“Management Agreement”) by and between the Trust and the Investment Manager, a copy of which has been provided to the Sub-Adviser, the Trust has appointed the Investment Manager to furnish investment advisory and other services to the Trust on behalf of the series of the Trust; and

WHEREAS, the Management Agreement authorizes the Investment Manager to provide, either directly or through third parties, investment advisory services with respect to each series of the Trust; and

WHEREAS, subject to the terms and provisions of this Agreement, the Investment Manager desires to retain the Sub-Adviser to furnish sub-investment advisory services on behalf of the series of the Trust listed on Annex A, as such Annex A may be amended from time to time (such series being collectively referred to herein as the “Fund,” with any reference herein to the Fund pertaining to such series of the Trust as the context requires);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Engagement of the Sub-Adviser. (a) The Investment Manager hereby engages the services of the Sub-Adviser in furtherance of the Management Agreement with the Trust on behalf of the Fund. The Investment Manager may, in its sole discretion, allocate all, only a portion or none of the Fund’s assets to the Sub-Adviser for management. The Sub-Adviser will be responsible for the investment of only the assets which the Investment Manager allocates to the Sub-Adviser for management under this Agreement, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Investment Manager therefrom (the “Allocated Assets”), there being no minimum or maximum percentage of the Fund’s assets to be allocated to the Sub-Adviser from time to time hereunder. The Sub-Adviser accepts its engagement under this Section 1.

(b) Pursuant to this Agreement and subject to the supervision and oversight of the Investment Manager, the Sub-Adviser shall, with respect to the Allocated Assets, provide the Fund with investment research, advice and supervision and furnish a continuous investment program for and manage the investment and reinvestment of the Allocated Assets. In this regard, the Sub-Adviser shall, with respect to the Allocated Assets, determine in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund within the parameters of the investment approach, policies, restrictions and guidelines applicable to the Allocated Assets as provided by the Investment Manager to the Sub-Adviser, as amended in writing from time to time by the Investment Manager (the “Investment Guidelines”), the provisions of this Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the 1940 Act as amended from time to time, or any successor form thereto (the “Registration Statement”). The Sub-Adviser shall not invest any of the Allocated Assets in any investment that the Sub-Adviser knows or reasonably should know based on the terms of the constituent documents of the investment, or language in the offering memorandum, prospectus or other offering material, may not be purchased or held by open-end management investment companies registered under the 1940 Act or regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), unless such investment may be made after meeting applicable conditions (such as obtaining a waiver) and the Sub-Adviser has first notified the Investment Manager to discuss an appropriate course of action.

(c) The Sub-Adviser’s authority hereunder shall include the power to buy, sell, and hold such securities and other instruments, to open accounts and execute trading agreements and any other reasonable and customary documents and representation letters on behalf of the Allocated Assets as the Sub-Adviser deems appropriate within the parameters of Section 1(b) and the conditions of this Agreement. The Sub-Adviser agrees that, prior to (i) opening (or amending) any accounts, including prime brokerage and futures accounts with brokerage firms or other financial institutions and (ii) entering into (or amending) any ISDA master agreement, master repurchase agreement, or any other master swap or over-the-counter trading documentation, including any schedule or credit support annex thereto (such agreements collectively, “OTC Agreements”), or any related clearing agreements or control agreements on behalf of the Fund, the Fund shall have an opportunity to review and consent to the terms of, and the use of, any such account opening documents, prime brokerage, futures and other related agreements, OTC Agreements, and related clearing agreements or control agreements. The exercise or the performance of any consent right by the Fund (as described above) shall not relieve the Sub-Adviser of its liability, if any, or responsibilities hereunder. With respect to transactions involving derivative instruments and/or OTC Agreements, the Sub-Adviser agrees to comply with “Counterparty Terms” as provided by the Investment Manager to the Sub-Adviser in writing from time to time with respect to each applicable Counterparty (as defined below) and each applicable transaction with a Counterparty and to provide Counterparty reports of the type described in Section 6(c). For purposes of this section, the term “Counterparty” includes a clearing broker, prime broker, dealer, foreign currency dealer, futures commission merchant, bank, or any counterparty to an OTC Agreement.

(d) The Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to any Allocated Assets, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto. For the avoidance of doubt, the Sub-Adviser has sole and full discretion to vote (or not to vote) any securities in the Allocated Assets and neither the Fund nor the Investment Manager will, directly or indirectly, attempt to influence the Sub-Adviser’s voting decisions. Further, to the extent the Investment Manager is affiliated with a bank holding company, the Investment Manager will not provide instruction to the Sub-Adviser on how to vote securities of any U.S. bank holding company (as that term is defined in the Bank Holding Company Act of 1956, as amended). The Sub-Adviser represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), a copy of which has been provided to the Fund and the Trust’s Board of Trustees (the “Board”), and that it will promptly provide (i) any updates of such policies and procedures to the Fund and the Board, (ii) its voting records and related information with respect to the Allocated Assets to the Fund’s proxy voting service and/or other designee, identifying such voting records and related information as belonging to the Fund and including such information and structured in such format as reasonably requested by the Investment Manager, to enable the Fund to meet its disclosure and reporting requirements under the 1940 Act, including Rule 30b1-4 thereunder, and (iii) reports to the Investment Manager and/or the Board, as the Fund may direct, in instances where the Sub-Adviser votes counter to its proxy voting policies.

(e) The Sub-Adviser shall discharge its responsibilities hereunder subject to the supervision of the Investment Manager, the Board and the officers of the Trust and in compliance with (i) the 1940 Act and the Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iv) all other applicable federal, state and foreign laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Trust’s Amended and Restated Declaration of Trust and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for the Fund set forth in the Registration Statement; and (vii) the Investment Guidelines and such other guidelines, policies and procedures adopted by the Board or implemented by the Investment Manager, including the 1940 Act Fund Goldman Sachs Multi-Manager Funds On-boarding Package (as amended from time to time, the “On-boarding Package”), with respect to the Fund or to the Sub-Adviser’s activities under this Agreement and provided to the Sub-Adviser in writing from time to time (“Board/Investment Manager Procedures”). The Sub-Adviser shall maintain compliance procedures and operational processes for the Fund to ensure the Fund’s compliance with the foregoing and that the Sub-Adviser reasonably believes are adequate to ensure its compliance with applicable law. No supervisory activity undertaken by the Investment Manager shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(f) The Sub-Adviser shall not consult with any other sub-investment adviser for the Fund or the Trust or any other fund under common control with the Trust, concerning transactions for the Fund in securities or other assets, except that such consultations are permitted between the current and successor sub-investment advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

(g) In providing investment advisory and other services to the Fund pursuant to this Agreement, the Sub-Adviser shall not provide any such services from any jurisdiction other than the United States of America or any other jurisdiction that the Investment Manager may permit in writing (each of the foregoing, an “Authorized Jurisdiction”). The Sub-Adviser may use one or more of its affiliates to assist the Sub-Adviser in providing services pursuant to this Agreement, provided that (i) the Sub-Adviser first provides the Investment Manager a copy of a participating affiliate or similar agreement between the Sub-Adviser and such affiliate, containing representations and undertakings consistent with applicable Securities and Exchange Commission staff guidance, and (ii) the Investment Manager, in its sole discretion, agrees in writing to the Sub-Adviser’s use of such affiliate for such purpose. In the event that the Investment Manager notifies the Sub-Adviser in writing that it is no longer permitted to provide services to the Fund from an Authorized Jurisdiction, such jurisdiction shall cease to be an Authorized Jurisdiction and the Sub-Adviser shall promptly cease providing services to the Fund from such jurisdiction. With respect to any services provided by the Sub-Adviser from an Authorized Jurisdiction, the Sub-Adviser shall ensure that none of its portfolio managers, traders or other employees, agents or representatives (nor those of any affiliate of the Sub-Adviser providing services to the Fund pursuant to a participating affiliate or similar agreement) conduct their activities on behalf of the Fund in a manner that would create in such jurisdiction a permanent establishment or other taxable presence for the Fund or its investors.

2. Fund Transactions. (a) In connection with purchases and sales of portfolio securities and other instruments for the account of the Fund, neither the Sub-Adviser nor its affiliated persons (as defined in the 1940 Act) or any of their respective partners, officers or employees shall act as principal, except as otherwise permitted by the 1940 Act and the rules thereunder. In no instance will portfolio securities be purchased from or sold to the Investment Manager or any of its affiliated persons, except in accordance with the 1940 Act, the Advisers Act, and the rules under each, and all other federal, state and foreign laws or regulations applicable to the Fund. Unless specifically permitted by the 1940 Act (and the rules thereunder) or Board/Investment Manager Procedures, the Sub-Adviser agrees that it will not execute any portfolio transactions for the Allocated Assets with a broker or dealer which is (i) an affiliated person of the Fund, including the Investment Manager; or (ii) an affiliated person of such an affiliated person. The Sub-Adviser or its agents shall arrange for the placing of orders for the purchase and sale of portfolio securities and other instruments for the Fund’s account either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or other party selected by the Sub-Adviser (each of the foregoing, a “Transaction Party”), provided that the Sub-Adviser complies with the Counterparty Terms described in Section 1(c) with respect to each such Transaction Party.

(b) In the selection of such brokers or dealers and the placing of such orders the Sub-Adviser is directed at all times to seek for the Fund the most favorable execution possible, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. It is also understood that it may be desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act and such other conditions and limitations as may be established by the Investment Manager from time to time, if any, the Sub-Adviser is authorized to consider such services provided to the Fund and other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if the Sub-Adviser determines in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Investment Manager and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients. The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased in order to obtain the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients. The Board may from time to time adopt policies and procedures that modify and/or restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c) The Sub-Adviser shall not acquire on behalf of the Fund any equity securities registered under Section 12 of the 1934 Act with the purpose or effect, at the time of such acquisition, of changing or influencing control of the issuer of the securities or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the 1934 Act. The Sub-Adviser further agrees that it will prepare and cause to be filed in a timely manner (i) if required, quarterly information on Form 13F, which shall include all applicable securities within the Allocated Assets (it being understood that the Sub-Adviser shall consider such securities as being subject to its investment discretion for purposes of Section 13(f) of the 1934 Act), and (ii) if required, periodic information on Schedule 13D or 13G, as applicable, reporting such securities as being beneficially owned by the Sub-Adviser for purposes of Rule 13d-3 under the 1934 Act. If any investments made by the Sub-Adviser on behalf of the Fund are required to be disclosed in such reports or in any other reports to be filed by the Sub-Adviser with any governmental or self-regulatory agency or organization or exchange in a manner that identifies such investments as being held by or for the benefit of the Fund, the Sub-Adviser shall provide the Investment Manager with prompt written notice thereof, setting forth in reasonable detail the nature of the report and the investments of the Fund to be reported.

(d) The Sub-Adviser hereby agrees not to cause the Fund to engage in any “U.S. Equity Derivative Transaction” (as defined below) where the Fund is the short party to the transaction, unless, at all relevant times, the long party is either (i) a U.S. broker or dealer or (ii) a non-U.S. broker or dealer that is a qualified derivatives dealer. For purposes of this section, a “U.S. Equity Derivative Transaction” is any securities lending or sale-repurchase transaction, notional principal contract or equity-linked instrument that is described in Treasury Regulations Section 1.871-15(a)(12), IRS Notice 2016-76 or any amended or successor guidance.

3. Compensation of the Sub-Adviser. (a) For all services to be rendered and payments made as provided in this Agreement, the Investment Manager shall pay the Sub-Adviser, in arrears, each calendar quarter a fee at an annual rate equal to the percentage of the average daily net Allocated Assets, set forth with respect to the Fund on Annex A. The “average daily net Allocated Assets” shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and the rules and regulations thereunder.

(b) The fee for any calendar quarter during which this Agreement is in effect for less than the entire quarter shall be pro-rated based on the number of calendar days during such quarter that the Agreement was in effect.

(c) If, at any time, (i) the Sub-Adviser or any of its affiliated persons provides to any other investment company registered under the 1940 Act investment advisory services using investment strategies comparable to those provided by the Sub-Adviser to the Fund pursuant to this Agreement, (ii) the value of the assets under management with respect to which the Sub-Adviser provides such services to such other investment company is comparable to or less than the value of the Allocated Assets, and (iii) the Sub-Adviser is compensated for providing such services at a rate less than the rate set forth on Annex A, then the Sub-Adviser shall promptly notify the Investment Manager of the foregoing in reasonable detail and, as of the date of such notice, the rate set forth on Annex A shall immediately and without requirement of further action be deemed amended to reflect a rate equal to the lower rate at which the Sub-Adviser is compensated by such other investment company.

4. Expenses. The Sub-Adviser agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Fund shall be responsible for payment of brokerage commissions, transfer fees, registration costs, transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Fund, which shall be deducted from the Allocated Assets. Subject to the foregoing, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Board or shareholders, or with the Investment Manager, as requested, and additions or modifications to the Sub-Adviser’s operations necessary to perform its services hereunder in compliance with this Agreement, the Investment Guidelines, any other Board/Investment Manager Procedures and applicable law. The Sub-Adviser shall be responsible for all costs associated with any information statements and/or other disclosure materials that are for the primary benefit of, or otherwise occur as a result of any event occurring with respect to, the Sub-Adviser or its affiliated persons (including, but not limited to, the legal fees associated with preparation, printing, filing and mailing thereof, as well as any shareholder meeting and/or solicitation costs, if applicable). The Sub-Adviser shall be responsible for any and all expenses incurred by any of the Investment Manager Indemnitees (as defined below) in connection with any Investment Manager Indemnitee’s response to any subpoena or other court order arising out of litigation involving the Sub-Adviser to which no Investment Manager Indemnitee is a party.

5. Delivery of Information, Reports and Certain Notifications. (a) The Investment Manager shall cause the Sub-Adviser to be kept informed with regard to the funds available, or to become available, for investment. The Investment Manager agrees to furnish to the Sub-Adviser, or to provide the Sub-Adviser notice of the public availability of, current prospectuses, statements of additional information, proxy statements, reports to shareholders, financial statements, Amended and Restated Declaration of Trust and By-Laws and such other information with regard to the affairs of the Fund as the Sub-Adviser may reasonably request.

(b) The Sub-Adviser shall report regularly on a timely basis to the Investment Manager and to the Board and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with representatives of the Investment Manager and the Board on a regular basis at reasonable times the management of the Allocated Assets, the performance of the Allocated Assets in relation to standard industry indices and the Fund’s own performance benchmark, and general conditions affecting the marketplace. The Sub-Adviser agrees to render to the Investment Manager and the Board on a timely basis such other periodic and special reports regarding its activities under this Agreement as the Investment Manager or the Board may reasonably request.

(c) The Sub-Adviser shall provide the Investment Manager, the Fund or the Board with such information and assurances (including certifications and sub-certifications) and with such assistance as the Investment Manager, the Fund or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Investment Manager’s, the Sub-Adviser’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state, and foreign securities, commodities and tax laws and other applicable laws. The Sub-Adviser shall review draft reports to shareholders, registration statements or amendments thereto or portions thereof that relate to the Fund or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information provided by the Sub-Adviser and/or contained in such reports or other documents.

(d) The Sub-Adviser agrees to provide and update no less frequently than quarterly a list of all the affiliated persons of the Sub-Adviser.

(e) If required by the CEA or the rules and regulations thereunder promulgated by the Commodity Futures Trading Commission (“CFTC”), the Sub-Adviser will provide the Fund with a copy of its most recent CFTC disclosure document or a written explanation of the reason why it is not required to deliver such a disclosure document.

6. Cooperation with the Fund, the Investment Manager and Other Service Providers. (a) The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Investment Manager, the Fund, the Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of the Fund and the Investment Manager, and to provide the foregoing persons such information with respect to the Allocated Assets as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational programs, procedures and interfaces with such persons so as to promote the efficient exchange of information and compliance with applicable laws, rules and regulations, and the guidelines, policies and procedures adopted or implemented with respect to the Fund and/or the Sub-Adviser.

(b) The Fund’s assets (including the Allocated Assets) shall be held by a custodian appointed by the Fund pursuant to a separate custody agreement; the Sub-Adviser and its affiliates shall at no time have custody or physical control of any assets or cash of the Fund. The Sub-Adviser shall advise the Fund’s custodian and accounting agent on a prompt basis of each purchase and sale of a portfolio security or other financial instrument specifying the name of the issuer or Counterparty, the description, terms and amount of shares or principal amount of the security or other financial instrument purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. The Sub-Adviser shall arrange for the transmission to the Fund’s custodian and accounting agent on a daily basis such confirmation, trade tickets, and other documents and information as may be reasonably necessary to enable the custodian and accounting agent to perform their administrative, recordkeeping and other responsibilities with respect to the Fund.

(c) Without limiting the generality of the foregoing and in furtherance thereof, the Sub-Adviser shall report to the Fund’s custodian and accounting agent all trades and positions among the Allocated Assets daily (in such form and at such times as specified by the Fund’s custodian and accounting agent and/or the Investment Manager in the On-boarding Package), including any trade it has entered into for which it has not received confirmation (and, with respect to transactions involving derivative instruments, shall also request each executing broker and Counterparty to deliver its own such transaction and position reporting), and any information related to any corporate action relevant to the investments of the Allocated Assets (in such form and at such times as specified by the Fund’s custodian and accounting agent). Unless otherwise specified by the Investment Manager, all trades shall be communicated by the Sub-Adviser to the Fund’s custodian and accounting agent by 11 a.m. Eastern Time on the business day following the trade date. The Sub-Adviser shall notify the Fund’s custodian and accounting agent immediately upon becoming aware of any trades not included in any previously transmitted trade communication.

(d) The Sub-Adviser shall reconcile all trades and positions with each executing broker and Counterparty daily to ensure accurate trade settlement and verify open positions (including cash). The Sub-Adviser shall also reconcile daily all trades and positions (including cash) to the Fund’s official books and records, including without limitation, daily reconciliation of all open Custody Positions (as defined below) (including cash) to the custodian, and a daily reconciliation of all open Counterparty-Traded Positions (as defined below) to the accounting agent. The Fund’s accounting agent shall also conduct a reconciliation of Counterparty-Traded Positions (as defined below) as reported from executing brokers and Counterparties and the Sub-Adviser shall cooperate with the Fund’s accounting agent in order to effect such reconciliation, including without limitation by arranging for access by the Fund’s custodian and accounting agent to such files and websites of the executing brokers and Counterparties as the Fund’s accounting agent may reasonably request. The Sub-Adviser shall work with the Fund’s custodian and accounting agent and/or the Investment Manager, as appropriate, to resolve all open reconciliation items on the same day that they are identified, including trade and position discrepancies, identified in such reconciliations. The Sub-Adviser shall also provide to the Investment Manager and its custodian and accounting agent a monthly (or such other frequency as may be requested by the Investment Manager) report detailing all the reconciliation activities outlined in this section, including details about each discrepancy and the plan for resolution. These reports shall be sent to the email addresses as detailed in the On-boarding Package or to such other email addresses as the Investment Manager may subsequently provide. If a reconciliation does not identify any discrepancies, an email is still required providing evidence of reconciliation. For purposes of this Section 6(d), the term “Custody Positions” refers to all assets of the Fund, including cash, for which custody is maintained directly by the Fund’s custodian and the term “Counterparty-Traded Positions” refers to all other assets of the Fund, including instruments traded via a Counterparty as defined in Section 1(c).

(e) The Sub-Adviser shall provide assistance to the Board, the Investment Manager, the custodian or administrator for the Fund in determining or confirming, consistent with the Board/Investment Manager Procedures and the Registration Statement, the value of any portfolio securities or other assets or liabilities of the Allocated Assets for which the Investment Manager, custodian or administrator seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security or other asset or liability, its issuer or counterparty (as applicable), its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board or a designated committee thereof convenes; (ii) assisting the Board, Investment Manager, the custodian or the administrator in obtaining bids and offers or quotes from broker-dealers or market-makers with respect to investments held in the Allocated Assets, upon the reasonable request of the Investment Manager, custodian or administrator; (iii) upon the request of the Board, Investment Manager, the custodian or the administrator, providing recommendations for pricing and fair valuations (including the methodology and rationale used in making such recommendation and such other relevant information as may be requested); and (iv) maintaining adequate records and written backup information with respect to the investments valuation assistance provided hereunder, and providing such information to the Board, Investment Manager or the Fund upon request, with such records being deemed Fund records. The Sub-Adviser shall promptly notify the Investment Manager if, for any reason, the Sub-Adviser believes that the price of any security or other investment among the Allocated Assets may not accurately reflect the value thereof. Additionally, the Sub-Adviser shall be responsible for obtaining valuations for derivative instruments from Counterparties and for providing that information (and any valuation determinations made by the Sub-Adviser) to the Fund’s accounting agent and the Investment Manager for their consideration as specified in the On-boarding Package or as the Investment Manager may subsequently specify.

(f) From time to time as the Board or the Investment Manager may reasonably request, the Sub-Adviser shall furnish to the Investment Manager, the Board and the officers of the Trust reports on portfolio transactions and reports on issuers of securities and other financial instruments, Counterparties and underlying reference terms of OTC Agreements and any other relevant information regarding any positions held in the portfolio, all in such detail as the Trust or the Investment Manager may reasonably request, including but not limited to, quarterly reports documenting the Sub-Adviser’s compliance with Sections 10(f), 17(a) and 17(e) of the 1940 Act, and the rules thereunder, in its management of the Allocated Assets, quarterly compliance checklists developed for the Fund by the Investment Manager, quarterly certifications under Rule 38a-1 of the 1940 Act and under Rule 206(4)-7 of the Advisers Act, annual reports under Rule 206(4)-7 of the Advisers Act and an annual due diligence questionnaire and, to the extent available, any external third party audit reports, including pursuant to Statement on Standards for Attestation Engagements (SSAE) No. 16. Without limiting the foregoing, the Sub-Adviser agrees that it shall certify to the Fund on a timely basis after the end of each calendar quarter that it has complied with all of the Investment Guidelines, all applicable laws and regulations and other conditions and agreements contained herein during the prior calendar quarter.

(g) In addition, the Sub-Adviser shall assist the Fund and the Investment Manager in complying with the provisions of the Sarbanes-Oxley Act of 2002 and shall provide certifications in the form reasonably requested by the Fund relating to the Sub-Adviser’s services under this Agreement. The Sub-Adviser shall provide necessary support to the Fund and the Investment Manager in preparing and presenting the Fund’s financial statements, and in doing so shall be responsible for applying appropriate accounting and financial reporting principles and maintaining policies and internal controls and procedures, including internal controls over financial reporting, designed to assure compliance with generally accepted accounting principles (GAAP) and applicable laws and regulations.

(h) The Sub-Adviser shall further notify the Investment Manager promptly upon detection of any error in connection with its management of the Allocated Assets, including but not limited to any trade errors. In the event of an error, the Sub-Adviser shall also provide a memorandum to the Investment Manager that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, the Sub-Adviser shall provide access to the Investment Manager and the Fund, or their agents, to all documents and information related to any error, its analysis and correction, and all errors impacting the Fund must be corrected to the satisfaction of the Investment Manager and the Fund. Notwithstanding Section 15, the Sub-Adviser will reimburse the Fund for costs, losses or damages incurred arising out of or resulting from the error, if any.

7. Compliance. (a) The Sub-Adviser shall notify the Investment Manager promptly (and, in any event, within 24 hours) upon detection of any breach of any of the Investment Guidelines, Board/Investment Manager Procedures and of any violation of any applicable law or regulation, including the 1940 Act and Subchapter M of the Internal Revenue Code, relating to the Allocated Assets. The Sub-Adviser shall also notify the Investment Manager promptly upon detection of any violations of the Sub-Adviser’s own compliance policies and procedures that relate to (i) its management of the Allocated Assets, or (ii) its activities as investment adviser generally to the extent such violation could be considered material to the Sub-Adviser’s advisory clients. In addition, the Sub-Adviser shall promptly provide the Investment Manager a memorandum of the type described in Section 6(h).

(b) The Sub-Adviser shall provide its compliance policies and procedures pertaining to the Sub-Adviser’s services provided to the Fund under this Agreement and to the Sub-Adviser’s operations to the extent relevant to its provision of such services to the Fund’s Chief Compliance Officer to permit the Fund’s Chief Compliance Officer to conduct review and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall promptly notify the Investment Manager of: (i) any material changes to its compliance policies and procedures; (ii) any new policies and procedures that the Sub-Adviser adopts pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertain to activities performed for or on behalf of the Fund; (iii) the retirement of any policies and procedures previously adopted by the Sub-Adviser pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertained to activities performed for or on behalf of the Fund; and (iv) any breach of its policies and procedures (A) as they pertain to activities performed for or on behalf of the Fund, or (B) are reasonably likely to have a material adverse effect on the Sub-Adviser’s ability to continue to perform its obligations hereunder. The Sub-Adviser shall also prepare and provide to the Investment Manager and the Board summaries of its compliance policies and procedures that reflect the objective and key controls of each corresponding policy. The Fund, the Investment Manager, or the Fund’s Chief Compliance Officer may make any reasonable request for the provision of information or for other cooperation from the Sub-Adviser with respect to the Sub-Adviser’s duties under this Agreement, and the Sub-Adviser shall use its best efforts to promptly comply with such request, including without limitation furnishing the Fund, the Investment Manager, or the Fund’s Chief Compliance Officer with such documents, reports, data and other information as the Fund may reasonably request regarding transactions on behalf of the Fund, the Sub-Adviser’s performance hereunder, the identification and measurement of risk associated with portfolio securities and other instruments, or compliance with the terms hereof, and participating in such meetings (and on-site visits among representatives of the Fund and the Sub-Adviser) as the Fund may reasonably request. Further, the Sub-Adviser shall provide the Fund’s custodian with such documents, reports, data and other information as the Fund may reasonably request.

(c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A and Rule 204A-1 of the Advisers Act and has provided the Fund with a copy of the code of ethics and evidence of its adoption, and will notify the Fund, the Investment Manager or the Fund’s Chief Compliance Officer of any material changes to (including policies added to or deleted from) its code of ethics within 30 days of the change. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect or upon the written request of the Fund, the Investment Manager, or the Fund’s Chief Compliance Officer, the chief compliance officer of the Sub-Adviser shall certify to the Fund that the Sub-Adviser has complied with the requirement of Rule 17j-1, Section 204A and Rule 204A-1 during the previous year and that there have been no issues arising under its code of ethics or procedures including, but not limited to, material violations of its code or procedures, or, if such an issue has arisen, that appropriate action was taken in response to such issue. Upon the written request of the Fund, the Investment Manager, or the Fund’s Chief Compliance Officer, the Sub-Adviser shall permit the Fund, the Investment Manager, and their employees or agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

(d) The Sub-Adviser has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures for recovery of critical business functions at minimum operating levels and can be implemented within a 24 hour time period. The Sub-Adviser shall notify the Investment Manager, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Sub-Adviser to implement any procedures under such plan.

8. Insurance. The Sub-Adviser shall maintain errors and omissions insurance coverage and fidelity insurance coverage, each in such amounts as agreed upon from time to time by the Investment Manager and the Sub-Adviser, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. In no event shall the Sub-Adviser’s errors and omissions insurance coverage be less than $1 million or the Sub-Adviser’s fidelity insurance coverage be less than $1 million. The Sub-Adviser shall provide prior written notice to the Investment Manager (a) of any material changes in its insurance policies or insurance coverage; or (b) if any material claims will be made on its insurance policies. Furthermore, it shall upon request provide to the Investment Manager any information it may reasonably require concerning the amount of or scope of such insurance.

9. Status of the Sub-Adviser. (a) The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Investment Manager or the Fund in any way or otherwise be deemed an agent of the Investment Manager or the Fund.

(b) Subject to the limitations set forth in the immediately following paragraph of this Section 9, the Investment Manager represents that it and the Trust understand that the Sub-Adviser now acts, shall continue to act, or may act in the future as investment adviser or investment Sub-Adviser to fiduciary and other managed accounts, and that the Investment Manager and the Trust have no objection to the Sub-Adviser so acting, provided that such other relationships do not adversely impact the performance of the obligations of the Sub-Adviser hereunder and the Sub-Adviser duly performs all obligations under this Agreement.

(c) The Investment Manager and the Trust understand that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security or other instrument which the Sub-Adviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

10. Representations and Warranties. (a) The Sub-Adviser represents and warrants to the Investment Manager that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) the Sub-Adviser is not an “affiliated person,” as such term is defined in Section 2(a)(3) of the 1940 Act, of the Trust, the Fund or the Investment Manager other than by reason of serving as Sub-Adviser to the Fund; (iii) it has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the CFTC and a member of the NFA or exempt or excluded from CFTC registration requirements; (iv) it will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Adviser to perform its obligations under this Agreement; (v) it is duly organized and validly existing, and is authorized to enter into this Agreement and to perform its obligations hereunder; (vi) it has policies and procedures to ensure compliance with all applicable laws, rules and regulations, including without limitation, economic sanctions programs (“Sanctions”), such as those administered or promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, and the United Nations Security Council; (vii) it shall, in relation to the prevention of tax evasion and the prevention of the facilitation of tax evasion, not, and it shall use reasonable efforts to ensure that none of its officers, employees, representatives, agents or service providers, engage in any act or make any omission that would cause the Investment Manager and/or the Fund to breach sections 45 or 46 of the UK Criminal Finances Act 2017; (viii) neither the execution or delivery of this Agreement by the Sub-Adviser nor any action taken in its performance of its obligations hereunder shall cause the Trust or the Investment Manager to be in violation of Sanctions; (ix) neither the execution or delivery of this Agreement by the Sub-Adviser nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which the Sub-Adviser is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to the Sub-Adviser or any of its assets; and (x) the Sub-Adviser has administrative, technical and physical safeguards in place that comply with all laws and regulations applicable to the Sub-Adviser and meet or exceed the information security standards and practices that are commonly utilized by similarly sized managers in the asset management industry and, in the event of the Sub-Adviser becomes aware of any actual or suspected network, system and/or data breach with respect to its infrastructure (including, but not limited to, a system intrusion, virus or malicious code attack, loss of data, data theft, unauthorized access to confidential information and/or nonpublic personal information, hacking incident or any acts of data ransom) that results in unauthorized access to and/or use by third parties of the confidential information of the Fund or the Investment Manager (each, a “Cybersecurity Breach”), to immediately take appropriate steps to contain or mitigate the Cybersecurity Breach.

(b) The Sub-Adviser shall promptly (or, in the case of the event specified in clause (ix) below, immediately) notify the Investment Manager and the Trust in writing of the occurrence of any of the following events: (i) any breach of this Agreement; (ii) any of the representations and warranties of the Sub-Adviser contained herein becomes untrue after the execution of this Agreement; (iii) the Sub-Adviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b)of the 1940 Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser or performing its duties pursuant to this Agreement; (iv) the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, or regulator (A) involving or in any way relevant to the affairs of the Fund, (B) impacting the Sub-Adviser’s ability to perform its obligations hereunder, or (C) that is material to the Sub-Adviser’s business; (v) any of [names of Key Persons to be inserted] (together with such other persons as the Investment Manager and the Sub-Adviser may agree in writing from time to time, the “Key Personnel”) are no longer active, or are proposed to no longer be active, in the day-to-day management of and/or trading decisions for the Fund (i.e., the Allocated Assets); (vi) any change in any of the Key Personnel and/or any change concerning any of the Key Personnel (including, without limitation, any change in the location of any such person or any adverse change in the position, function, regulatory or licensing status or other circumstances of any such person) which may adversely affect the Fund (i.e., the Allocated Assets); (vii) any proposed change in control of the Sub-Adviser; (viii) any proposed assignment of this Agreement; and (ix) the Sub-Adviser becomes aware of any actual or suspected Cybersecurity Breach. The Sub-Adviser further agrees to notify the Investment Manager and the Trust promptly if any statement regarding the Sub-Adviser contained in the Trust’s Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(c) The Sub-Adviser represents and warrants that it has delivered to the Fund at least 48 hours prior to the execution of this Agreement a copy of the Sub-Adviser’s current Form ADV (Parts 1 and 2) and all information in such document is complete and accurate in all material respects as of the date hereof and is in conformity in all material respects with applicable securities laws, rules and regulations. The Sub-Adviser hereby covenants and agrees promptly to deliver to the Fund all amendments to its Form ADV.

(d) The Sub-Adviser acknowledges and agrees that it has not received legal or regulatory advice from the Fund, the Investment Manager or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including its obligation to comply with all applicable laws and regulations.

(e) The Investment Manager represents and warrants to the Sub-Adviser that: (i) it has full power and authority to enter into this Agreement (including the power and authority to appoint the Sub-Adviser hereunder) and to carry out its terms; and (ii) it has received a copy of the Sub-Adviser’s Form ADV (Parts 1 and 2).

(f) The Investment Manager represents and warrants that the Fund is a “qualified institutional buyer” as defined in Rule 144A(a)(1)(iv) under the Securities Act of 1933, as amended (the “1933 Act”).

11. Anti-Bribery and Anti-Corruption Representations. (a) The Sub-Adviser warrants that in any way related to this Agreement, it and its affiliates, agents, and employees will at all times comply with all applicable laws, regulations, and administrative requirements, including those pertaining to tax reporting and tax compliance, tax evasion or the facilitation of tax evasion, and those dealing with bribery, corruption, improper or illegal payments, gifts, gratuities or money laundering, and shall take no action which would subject the Investment Manager, the Trust or the Fund to penalties under applicable laws, regulations and administrative requirements.

(b) The Sub-Adviser represents that, in connection with this Agreement it has not and warrants that it will not (i) make (or cause to be made), offer, promise, or authorize any payments or gifts or anything of value, directly or indirectly, to any Public Official (as defined below) or to any other person to secure an improper advantage in the conduct of business, improperly obtain or retain business or an improper advantage, or otherwise to induce any person to perform their duties improperly, or (ii) pay, offer, or agree to pay (or cause to be paid, offered or agreed to be paid) any political contributions or donations. In performing this Agreement, the Sub-Adviser agrees to not authorize, make, permit to be made, or allow any agents, subcontractors, vendors, consultants, or other third parties (“Third Parties”) to make any payments, which, if made by the Sub-Adviser, would violate this Agreement. As used in this Agreement, “Public Official” means any person holding an elected or appointed office and any other officer or employee of a government or a department, agency, instrumentality or part thereof (including a state-owned or -controlled enterprise or a joint venture/partnership with a government entity), any officer or employee of a public international organization or a political party, and any candidate for political office; or any person exercising a public function or acting in an official capacity for or on behalf of any of the foregoing.

(c) The Sub-Adviser represents that, in connection with this Agreement it has not and warrants that it will not make any facilitation payments, grease payments, or other payments to a Public Official to expedite or secure performance of a routine, non-discretionary governmental action such as obtaining official documents, processing governmental papers, or providing postal or utility services, even if such payments may be permissible under local laws.

(d) The Sub-Adviser represents that, in connection with this Agreement, it has not and warrants that it will not receive or solicit bribes, kickbacks, or other improper benefits related to its services to Goldman Sachs. The Sub-Adviser hereby acknowledges that it has received and reviewed a copy of the Goldman Sachs Anti-Bribery and Anti-Corruption Compliance Statement, setting forth Goldman Sachs’ anti-corruption policy with respect to its business activities and relations with clients and prospective clients, and warrants and agrees that in connection with this Agreement, the Sub-Adviser will act on a consistent basis with such Statement and in no event shall take any action that would cause or reasonably be expected to cause the Investment Manager to be in violation of such Statement.

(e) In connection with this Agreement, the Sub-Adviser warrants that, it will not, unless it obtains prior written approval from the Investment Manager, retain any Third Parties and that, if any Third Parties are approved and retained, it will ensure appropriate, risk-based due diligence is conducted on each such Third Party consistent with industry best practices, provide appropriate training to relevant employees of the Third Parties, monitor their activities to ensure compliance with applicable laws as it relates to this Agreement, and take such other steps as are reasonable and proportionate to ensure compliance with applicable laws related to the Agreement, as well as the terms and conditions of this Agreement. The Sub-Adviser shall ensure that its contracts with Third Parties approved by the Investment Manager include provisions substantively equivalent to Sections 11(a)-(d) above. The Sub-Adviser also agrees to comply with any other reasonable requirements set forth by the Investment Manager as part of its approval of a Third Party related to the Agreement.

(f) The Sub-Adviser agrees to give prompt written notice to the Investment Manager in the event that, at any time during the term of this Agreement, any representations set forth in this Section 11 are no longer accurate or the Sub-Adviser has failed to comply with or has breached any of its warranties hereunder. In the event of such notice, or if the Investment Manager otherwise verifies or determines reasonably and in good faith that the representations are no longer true and accurate or that the Sub-Adviser has failed to comply with or has breached any of its warranties hereunder, then notwithstanding any other provision of this Agreement, the Investment Manager shall have the unilateral right to terminate this Agreement by written notice to the Sub-Adviser and the Sub-Adviser shall not be entitled to receive any compensation from the time of such non-compliance or breach, including for services previously rendered.

These provisions shall survive the expiry or earlier termination of this Agreement.

12. Directions to the Sub-Adviser. All directions by or on behalf of the Fund or the Investment Manager to the Sub-Adviser shall be in writing signed by an authorized agent of the Fund or the Investment Manager or, if by telephone, confirmed in writing. For this purpose, the term in writing, shall include directions given by facsimile or electronic mail. The Fund and/or the Investment Manager will provide to the Sub-Adviser a list of persons authorized to give instructions under this Agreement along with their respective specimen signatures. The Fund or the Investment Manager, as the case may be, may revise the list of authorized persons from time to time by sending the Sub-Adviser a revised list which has been certified by a duly authorized agent of the Fund or the Investment Manager, as applicable. Directions given by the Fund or the Investment Manager, as the case may be, to the Sub-Adviser hereunder shall be effective upon receipt by the Sub-Adviser and shall be acknowledged by the Sub-Adviser orally, and confirmed in writing.

13. Certain Records. (a) The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Investment Manager or Fund may direct, all records relating to the Sub-Adviser’s services under this Agreement and the Fund’s investments made by the Sub-Adviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the 1934 Act, the CEA, and rules and regulations thereunder, and the Fund’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations, legal provisions and compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and shall be surrendered promptly to the Fund or the Investment Manager on request.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such periodic, special and other examinations by the Securities and Exchange Commission, the Fund’s auditors, the Fund or any representative of the Fund (including, without limitation, the Fund’s Chief Compliance Officer), the Investment Manager, or any governmental agency or other instrumentality having regulatory authority over the Investment Manager or the Fund.

14. Reference to the Sub-Adviser. The Investment Manager and the Trust are authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of sub-investment advisory services by the Sub-Adviser pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Sub-Adviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Sub-Adviser, without the prior written consent of the Sub-Adviser. In addition, the Investment Manager may distribute information regarding the provision of sub-investment advisory services by the Sub-Adviser to the Board without the prior written consent of the Sub-Adviser. The Investment Manager shall provide copies of such items to the Sub-Adviser upon request within a reasonable time following such use, publication or distribution.

15. Standard of Care, Liability and Indemnification. (a) The Sub-Adviser shall fully and faithfully discharge all its obligations, duties and responsibilities pursuant to this Agreement, (i) solely in the best interest of the Fund and its shareholders, (ii) in good faith and with the due care, skill, prudence, and diligence under the circumstances then prevailing that a prudent, professional fiduciary investment adviser acting in a like capacity, would use in the conduct of an enterprise of a like character and with like aims, and (iii) otherwise in accordance with documents and instruments governing the Fund. For the avoidance of doubt, the Sub-Adviser shall not deliberately use any procedure in discharging its obligations hereunder that it believes is inferior to the procedures employed by it for any other account for which the Sub-Adviser or any of its advisory affiliates discharge obligations (either alone or in conjunction with others) similar to those undertaken by the Sub-Adviser hereunder.

(b) The Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Manager or the Trust as a result of any error of judgment by the Sub-Adviser with respect to the Fund, except as may otherwise be provided by the 1940 Act or any other federal securities or commodities law and except as provided below. Nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Manager, all affiliated persons thereof within the meaning of Section 2(a)(3) of the 1940 Act (for purposes of this Section 15, “affiliated person”) and all persons, if any who, within the meaning of the 1933 Act, control (“controlling person”) the Trust or the Investment Manager (collectively, “Investment Manager Indemnitees”), against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Manager Indemnitees may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, the CEA, under any other statute, law, rule or regulation, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities hereunder (i) to the extent of and as a result of the willful misconduct, bad faith, fraud, negligence or breach of fiduciary duty by the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (ii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Adviser to the Investment Manager, the Trust or any affiliated person of the Investment Manager or the Trust or upon verbal information confirmed by the Sub-Adviser in writing, or (iii) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of applicable law, including the 1940 Act, the Internal Revenue Code, the CEA, the Registration Statement and the Board/Investment Manager Procedures, or (iv) as a result of any failure by the Sub-Adviser to exercise the standard of care set forth in Section 15(a) of this Agreement, or (v) any breach of this Agreement including without limitation the Investment Guidelines, the Board/Investment Manager Procedures or any representation or warranty contained herein; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of any Investment Manager Indemnitee deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of such person’s duties or by reason of such person’s reckless disregard of obligations and duties under this Agreement.

(c) The Investment Manager shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Manager with respect to the Fund, except as may otherwise be provided by the 1940 Act or any other federal securities or commodities law and except as provided below. Nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Manager for, and the Investment Manager shall indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser, if any, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person of the Sub-Adviser may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, the CEA, under any other statute, law, rule or regulation, at common law or otherwise, arising out of the Investment Manager’s responsibilities as investment manager of the Fund (i) to the extent of and as a result of the willful misconduct, bad faith, fraud or negligence by the Investment Manager, any of the Investment Manager’s employees or representatives or any affiliate of or any person acting on behalf of the Investment Manager, or (ii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser or other than upon verbal information confirmed by the Sub-Adviser in writing; provided, however, that in no case is the Investment Manager’s indemnity in favor of the Sub-Adviser or any affiliated person or controlling person of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of such person’s duties or by reason of its reckless disregard of such person’s obligations and duties under this Agreement.

(d) The Sub-Adviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the Trust’s Trustees or the assets of any other portfolios of the Trust.

16. Duration and Termination. (a) This Agreement is effective as of the Effective Date, and shall continue in full force and effect with respect to the Fund until 2 years from the Effective Date; provided that this Agreement shall continue in full force and effect with respect to the Fund from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the Securities and Exchange Commission or its staff, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities of the Fund (within the meaning of the 1940 Act); provided further, that if the shareholders fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) This Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund; (ii) by the Investment Manager on 60 days written notice to the Sub-Adviser (or immediately in the event of a material breach by the Sub-Adviser), or (iii) by the Sub-Adviser on not less than 90 days written notice to the Investment Manager and the Trust. Notwithstanding the above, the Sub-Adviser may not terminate the Agreement during the 24-month period immediately following the Effective Date. This Agreement shall automatically terminate in the event of its assignment or change of control of the Sub-Adviser or the assignment of the Management Agreement. This Agreement shall also terminate in the event that the Management Agreement by and between the Trust on behalf of the Fund and the Investment Manager referred to in Section 1 is terminated. In the event of termination for any reason, all records of the Fund that are maintained by the Sub-Adviser in accordance with the 1940 Act and Section 13 of this Agreement shall promptly be returned to the Investment Manager or the Trust, free from any claim or retention of rights in such records by the Sub-Adviser, although the Sub-Adviser may, at its expense, make and retain a copy of such records. This Agreement may be terminated with respect to one or more series of the Trust listed on Annex A without affecting the continuity, validity or enforceability of this Agreement with respect to any other series of the Trust listed on Annex A. Promptly following the termination of this Agreement with respect to any series of the Trust listed on Annex A, Annex A shall be amended to remove references to such series of the Trust.

(c) Unless otherwise provided in this Agreement or otherwise agreed by the Investment Manager in writing, all notices and other communications hereunder shall be in writing. Notices and other writings delivered or mailed postage prepaid to the Investment Manager and the Trust at 200 West Street, New York, New York 10282, Attention: Caroline Kraus, Esq., or to the Sub-Adviser at [insert address and contact person(s)], or to such other address as the Investment Manager or the Sub-Adviser may hereafter specify by written notice to the most recent address specified by the other party, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

(d) As used in this Section 16, the terms “assignment,” “interested persons” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under that Act.

17. Confidentiality. (a) The Sub-Adviser shall treat all records and other information relative to the Trust, the Fund and the Investment Manager and their prior, present or potential shareholders and clients, including the list of portfolio securities, instruments and assets and liabilities of the Fund, which it shall receive or have access to in the performance of its duties confidentially and as proprietary information of the Trust and the Investment Manager. The Sub-Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust and the Investment Manager). The Sub-Adviser shall not use its knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Fund.

(b) The Sub-Adviser hereby authorizes the Fund and the Investment Manager to use all related evaluation material, analyses and information regarding the Sub-Adviser and the investment program of the Fund, including information about performance, portfolio holdings and positions, in connection with (i) marketing the Fund and the Investment Manager’s services to the Trust, (ii) providing ongoing information to existing shareholders and (iii) providing any required regulatory disclosures.

(c) The confidentiality provisions of this Section 17 will not apply to any information that either party hereto can show: (i) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (ii) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (iii) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (iv) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 17 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a duly constituted regulatory or judicial authority.

18. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the Securities and Exchange Commission, CFTC and state regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

19. Use of Goldman Sachs Names. The Sub-Adviser shall not, without prior written consent of the Investment Manager, in each instance, (a) use in advertising, publicity or otherwise the name of “Goldman, Sachs & Co.” or “Goldman Sachs,” including the name of any affiliate, partner or employee of Goldman, Sachs & Co. or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. or any of its affiliates; or (b) represent, directly or indirectly, that any product or any service provided by the Sub-Adviser has been approved or endorsed by Goldman, Sachs & Co. or any of its affiliates.

20. Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. Amendments. This Agreement may be amended in accordance with the 1940 Act, provided that any amendment, alteration, waiver or modification shall be in writing duly executed by the proper officials of the parties hereto, and no amendment to this Agreement shall be effective until approved by vote of the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

22. Third-Party Beneficiary. The Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party hereto.

23. Survival. Sections 4, 6, 11, 13, 14, 15, 16, 17, 18, 19, 22, 26 and 27 shall survive the termination of this Agreement.

24. Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

25. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

27. Series of Goldman Sachs Trust II. The Fund is a series of the Trust, and the parties hereto acknowledge that each series established under the Trust has the power and authority under the Delaware Statutory Trust Act and the Amended and Restated Declaration of Trust of the Trust to enter into contractual arrangements solely in the name of such series and undertake obligations or liabilities separate and apart from the obligations or liabilities of any other series of the Trust or the Trust generally. Accordingly, the parties agree that this Agreement is entered into by, and shall constitute a separate agreement of, each series of the Trust listed on Appendix A, severally and not jointly, and shall not be binding on, or create any obligation or liability whatsoever in respect of, any other series of the Trust or the Trust generally.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized signatories to execute this Agreement as of the date first written above.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:	[ ]
Title:	[ ]

[Sub-Adviser]

By:
Name	[ ]
Title:	[ ]

ACKNOWLEDGEMENT:

The undersigned officer of the Trust hereby executes this Agreement on behalf of the Trust as of the date first written above. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Sub-Adviser.

GOLDMAN SACHS TRUST II,

on behalf of the series of the Trust

listed on Annex A

By:
Name:	[ ]
Title:	[ ]

Annex A

to

Sub-Advisory Agreement between

Goldman Sachs Asset Management, L.P. and

[Sub-Adviser]

Fund	Fee (Annual Rate)	Effective Date
Goldman Sachs Multi-Manager [XX] Fund		[ , 20xx]

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